Exhibit 99.11

NovaStar 2004-1
Class A-3A Cash Flows at Pricing Speed
To Call and Maturity
A-3A

Period	Date	Principal	Interest	Cash Flow	Balance
Total		243,000,000.00	2,017,811.27	245,017,811.27
0	11-Mar-04	0.00	0.00	0.00	243,000,000.00
1	25-Apr-04	12,679,771.34	358,425.00	13,038,196.34	230,320,228.66
2	25-May-04	18,244,424.18	226,481.56	18,470,905.74	212,075,804.48
3	25-Jun-04	17,959,191.73	215,492.58	18,174,684.31	194,116,612.75
4	25-Jul-04	17,690,312.61	190,881.34	17,881,193.94	176,426,300.14
5	25-Aug-04	17,436,013.20	179,268.72	17,615,281.92	158,990,286.94
6	25-Sep-04	17,194,489.78	161,551.80	17,356,041.58	141,795,797.16
7	25-Oct-04	16,963,918.21	139,432.53	17,103,350.74	124,831,878.95
8	25-Nov-04	16,742,464.53	126,843.06	16,869,307.59	108,089,414.42
9	25-Dec-04	16,528,296.49	106,287.92	16,634,584.41	91,561,117.93
10	25-Jan-05	16,218,249.44	93,036.27	16,311,285.71	75,342,868.49
11	25-Feb-05	15,838,022.48	76,556.73	15,914,579.21	59,504,846.01
12	25-Mar-05	15,385,848.16	54,612.23	15,440,460.38	44,118,997.85
13	25-Apr-05	14,946,668.00	44,829.80	14,991,497.80	29,172,329.85
14	25-May-05	14,520,106.50	28,686.12	14,548,792.62	14,652,223.36
15	25-Jun-05	14,105,799.04	14,888.29	14,120,687.33	546,424.31
16	25-Jul-05	546,424.31	537.32	546,961.63	0.00

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC (“WCM”), member NYSE, NASD, SIPC. This report(s) is for your information only and is not an offer to sell, or a solicitation of an offer to buy, the securities or instruments named or described in the report. Interested parties are advised to contact the entity with which they deal, or the entity that provided this report to them, if they desire further information. The information in this report has been obtained or derived from sources believed by (Wachovia Capital Markets, LLC or WCM) to be reliable, but WCM does not represent that this information is accurate or complete. Any opinions or estimates contained in this report represent the judgment of WCM at this time, and are subject to change without notice. WCM or its affiliates may from time to time provide advice with respect to, acquire, hold, or sell a position on the securities mentioned herein.

RE: nhel agency stress info

Moody’s Loss Coverage

Aaa	21.75
Aa2	16.50
A2	12.00
Baa1	9.50
Baa2	8.50
Baa3	7.50
Ba2	5.85
B2	4.10

According to Moody’s the base-case expected loss would be 4.10% (their B2 level) with an expected severity of 28.75%. At the Baa1 level, the expected loss would be 9.50% with an expected severity of 35.75%.

S&P’s Loss Coverage

AAA	24.33
AA	16.04
A	11.52
BBB+	9.50
BBB	8.60
BBB-	7.49
BB	5.45
B	3.02

According to S&P the base-case expected loss would be between 3.02% and 5.45% (their B to BB levels) with an expected severity of 32.26% to 32.83%. At the BBB+ level, the expected loss would be 9.50% (same amount as Moody’s) with an expected severity of 34.98%.

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